    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2001.

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                          AT&T WIRELESS SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           4812                          91-1379052
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                        7277 164TH AVENUE NE, BUILDING 1
                           REDMOND, WASHINGTON 98052
                                 (425) 580-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                               GREGORY P. LANDIS
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          AT&T WIRELESS SERVICES, INC.
                        7277 164TH AVENUE NE, BUILDING 1
                           REDMOND, WASHINGTON 98052
                                 (425) 580-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

                              STEWART M. LANDEFELD
                                PERKINS COIE LLP
                         1201 THIRD AVENUE, SUITE 4800
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                             PROPOSED MAXIMUM            PROPOSED MAXIMUM
  OF SECURITIES TO BE      AMOUNT TO BE          OFFERING PRICE PER          AGGREGATE OFFERING          AMOUNT OF
      REGISTERED           REGISTERED(1)            DEBENTURE(2)                  PRICE(2)           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
7.350% Senior Notes Due
  2006.................   $1,000,000,000                100%                   $1,000,000,000            $ 250,000
----------------------------------------------------------------------------------------------------------------------
7.875% Senior Notes Due
  2011.................   $3,000,000,000                100%                   $3,000,000,000            $ 750,000
----------------------------------------------------------------------------------------------------------------------
8.750% Senior Notes Due
  2031.................   $2,500,000,000                100%                   $2,500,000,000            $ 625,000
----------------------------------------------------------------------------------------------------------------------
  Total................   $6,500,000,000                100%                   $6,500,000,000           $1,625,000
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(2) Equals the aggregate principal amount of the securities being registered.

                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 8, 2001
PROSPECTUS

                          AT&T WIRELESS SERVICES, INC.
                               OFFER TO EXCHANGE
                          7.350% SENIOR NOTES DUE 2006
                          7.875% SENIOR NOTES DUE 2011
                          8.750% SENIOR NOTES DUE 2031
     THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          7.350% SENIOR NOTES DUE 2006
                          7.875% SENIOR NOTES DUE 2011
                          8.750% SENIOR NOTES DUE 2031
      THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION
                  UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                           -------------------------

     AT&T Wireless Services, Inc., a Delaware corporation, hereby offers to exchange, upon the terms and conditions set forth in this prospectus and the accompanying letter of transmittal, up to $1,000,000,000 in aggregate principal amount of its 7.350% senior notes due 2006, up to $3,000,000,000 in aggregate principal amount of its 7.875% senior notes due 2011 and up to $2,500,000,000 in aggregate principal amount of its 8.750% senior notes due 2031, which we refer to as the "exchange notes," for the same principal amount of its outstanding 7.350% senior notes due 2006, 7.875% senior notes due 2011 and 8.750% senior notes due 2031, which we refer to as the "original notes."

     The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will generally be freely transferable and do not contain certain terms with respect to additional interest. We will issue the exchange notes under the indenture governing the original notes. For a description of the principal terms of the exchange notes, see "Description of the Notes."

     THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON
       , 2001, UNLESS WE EXTEND THE OFFER. At any time prior to the expiration date, you may withdraw your tender and any original notes at any time prior to the expiration date; otherwise, such tender is irrevocable. We will receive no cash proceeds from this exchange offer.

     The exchange notes constitute a new issue of securities for which there is no established trading market. Any original notes not tendered and accepted in this exchange offer will remain outstanding. To the extent original notes are tendered and accepted in this exchange offer, your ability to sell untendered, and tendered but unaccepted, original notes could be adversely affected. Following consummation of this exchange offer, the original notes will continue to be subject to their existing transfer restrictions and we will have no further obligations to provide for the registration of the original notes under the Securities Act of 1933, as amended. We cannot guarantee that an active trading market will develop or give assurances as to the liquidity of the trading market for either the original notes or the exchange notes.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for original notes that were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business on the 240th day after the expiration date of the exchange offer, we will make copies of this prospectus available to any broker-dealer for use in connection with any such resale, provided a broker-dealer has notified us either in the letter of transmittal or otherwise within 30 days after consummation of the exchange offer that it holds exchange notes as a result of market-making or other trading activities.

     INVESTING IN THE EXCHANGE NOTES INVOLVES CERTAIN RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

     This prospectus and the letter of transmittal are first being mailed to all
holders of the original notes on             , 2001.
                           -------------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2001.

                          FORWARD-LOOKING INFORMATION

     This document and other documents which we incorporate herein by reference contain forward-looking statements with respect to:

     - our relationship with AT&T Corp., our former parent,

     - financial condition,

     - results of operations,

     - cash flows,

     - financing plans,

     - business strategies,

     - operating efficiencies or synergies,

     - budgets,

     - capital and other expenditures,

     - network build out and upgrade,

     - competitive positions,

     - availability of capital,

     - growth opportunities for existing products,

     - our acquisition and growth strategy,

     - benefits from new technologies,

     - availability and deployment of new technologies,

     - plans and objectives of management, and

     - other matters.

Statements in this document, or that are incorporated by reference into this document, that are not historical facts are hereby identified as "forward-looking statements." These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to us, wherever they occur in this document or in any document incorporated herein by reference, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     - the risks associated with the implementation of a third-generation network and business strategy, including risks relating to the operations of new systems and technologies, substantial required expenditures and potential unanticipated costs, the need to enter into roaming agreements with third parties, uncertainties regarding the adequacy of suppliers on whom we must rely to provide both network and consumer equipment and consumer acceptance of the products and services to be offered;

     - the potential impact of NTT DoCoMo's investment in us, including provisions of the agreements that restrict our future operations, and provisions that may require the repurchase of DoCoMo's investment if we fail to meet specified conditions;

     - the risks associated with our operating as an independent entity as opposed to as part of an integrated telecommunications provider with AT&T, our former parent, including the inability to rely on the financial and operational resources of the combined company and having to provide services that were previously provided by a different part of the combined company;

     - the impact of existing and new competitors in the markets in which we compete, including competitors that may offer less expensive products and services, desirable or innovative products, technological substitutes, or have extensive resources or better financing;

     - the introduction or popularity of new products and services, including prepaid phone products, which could increase churn;

     - the impact of oversupply of capacity resulting from excessive deployment of network capacity in the markets we serve;

     - the ongoing global and domestic trend towards consolidation in the telecommunications industry, which trend may have the effect of making our competitors larger and better financed and afford these competitors with extensive resources and greater geographic reach, allowing them to compete more effectively;

     - the effects of vigorous competition in the markets in which we operate and for more valuable customers, which may decrease prices charged, increase churn and change the customer mix, profitability and average revenue per user;

     - the ability to enter into agreements to provide, and the cost of entering new markets necessary to provide, nationwide services;

     - the ability to establish a significant market presence in new geographic and service markets;

     - the availability and cost of capital and the consequences of increased leverage;

     - the impact of any unusual items resulting from ongoing evaluations of our business strategies;

     - the requirements imposed on us or latitude allowed to competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     - the risks and costs associated with the need to acquire additional spectrum for current and future services;

     - the risks associated with technological requirements, technology substitution and changes and other technological developments;

     - the results of litigation filed or to be filed against us, or of some types of litigation filed or to be filed against AT&T for which we have agreed to assume the liability under the split-off agreements between us and AT&T;

     - the possibility of one or more of the markets in which we compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

     - those factors listed under "Risk Factors."

THE WORDS "ESTIMATE," "PROJECT," "INTEND," "EXPECT," "BELIEVE," "PLAN" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE FOUND AT VARIOUS PLACES THROUGHOUT THIS DOCUMENT AND IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THIS DOCUMENT OR, AS APPLICABLE, AS OF THE DATE OF ANY SUCH DOCUMENT INCORPORATED BY REFERENCE HEREIN. MOREOVER, IN THE FUTURE, WE MAY MAKE FORWARD LOOKING STATEMENTS ABOUT THE MATTERS DESCRIBED IN THIS DOCUMENT OR ABOUT OTHER MATTERS CONCERNING US.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, prospectuses and other information with the SEC. In addition, AT&T files annual, quarterly and special reports, prospectuses and other information with the SEC. For so long as AT&T Wireless Group tracking stock was outstanding, AT&T included in its SEC filings consolidated financial statements of AT&T and combined financial statements of AT&T Wireless Group. You may read and copy any reports, statements or other information that AT&T or we file at the SEC's public reference rooms at 450 Fifth Street NW, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     On August 7, 2001, we filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or its Web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

     The SEC allows us to "incorporate by reference" into this prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     - Prospectus filed pursuant to Rule 424(b)(1) on July 9, 2001 (Commission File Number 333-60472).

     You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them in writing or by telephone at the following address:

                          AT&T Wireless Services, Inc.
                        7277 164th Avenue NE, Building 1
                           Redmond, Washington 98052
                                 (425) 580-6000
                           Attn: Corporate Secretary

TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THESE DOCUMENTS NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to exchange original notes for exchange notes only in jurisdictions where such offer is permitted. You should not assume that the information in the incorporated documents, this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

                           -------------------------

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the additional documents to which we refer you, before making an investment decision. See "Where You Can Find More Information." In this prospectus "we," "our," "us," and "AT&T Wireless Services" refer to AT&T Wireless Services, Inc. and its consolidated subsidiaries. "AT&T" refers to AT&T Corp, our former parent.

                             AT&T WIRELESS SERVICES

     We are one of the largest wireless communications service providers in the United States. We seek to expand our customer base and revenue stream by providing high-quality, innovative wireless services. As of June 30, 2001, we had 16.4 million consolidated subscribers. For the year ended December 31, 2000 we had:

     - $10.4 billion of consolidated revenues, and

     - $658 million of consolidated net income.

     We operate one of the largest U.S. digital wireless networks. As of June 30, 2001, we and our affiliates and partners held 850 megahertz and 1900 megahertz licenses to provide wireless services covering 98% of the U.S. population. As of that date, we, our affiliates and our partners covered approximately 83% of the U.S. population with at least 30 megahertz of wireless spectrum. At the same date, our networks and those of our affiliates and partners operated in markets including over 77% of the U.S. population and in all 50 of the largest U.S. metropolitan areas. We supplement our operations with roaming agreements that allow our subscribers to use other providers' wireless services in regions where we do not have operations. With these roaming agreements, we are able to offer customers wireless services covering over 95% of the U.S. population. We plan to continue to increase our coverage and the quality of our services by expanding our coverage area and the capacity of our network through new network construction, acquisitions, and partnerships with other wireless providers.

     Our principal executive offices are located at 16331 NE 72 Way, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

                        OUR RELATIONSHIP WITH AT&T CORP.

     On July 9, 2001, we split off from AT&T Corp. as an independent public company. Prior to the split-off, our business was run as a division of AT&T referred to as AT&T Wireless Group, the economic value of which was intended to be reflected by AT&T Wireless Group tracking stock, which was a class of common stock of AT&T that was listed on the New York Stock Exchange under the symbol "AWE." AT&T Wireless Group was an integrated set of businesses, assets and liabilities consisting of AT&T's wireless operations. We continue to have contractual and commercial relationships with AT&T following the split-off. Immediately after the split-off, AT&T held approximately 91 million shares or 3.6% of our stock which it intends to sell, exchange or monetize within six months of the split-off.

                         SUMMARY OF THE EXCHANGE OFFER

     In March 2001, we completed a private offering of the original notes. We received aggregate net proceeds, before expenses, of $6,448,090,000 from the sale of the original notes.

     In connection with the offering of original notes, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed to use our reasonable best efforts to deliver to you this prospectus and to commence the exchange offer for the original notes within 270 days of their issuance. In the exchange offer, you are entitled to exchange your original notes for exchange notes, with substantially identical terms as the original notes. The exchange notes will be accepted for clearance through The Depository Trust Company ("DTC"), Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. You should read the
discussion under the heading "Description of the Notes" beginning on page   for
further information about the exchange notes. After the exchange offer is completed, you will no longer be entitled to any exchange or, with limited exceptions, registration rights for your original notes.

The Exchange Offer............   We are offering to exchange up to $6.5 billion
                                 principal amount of the exchange notes for up to $6.5 billion principal amount of the original notes. Original notes may only be exchanged in $1,000 increments.

                                 The terms of the exchange notes are identical in all material respects to those of the original notes except the exchange notes will not be subject to transfer restrictions and holders of exchange notes, with limited exceptions, will have no registration rights. Also, the exchange notes will not include provisions contained in the original notes that required an increase in their stated interest rate in the event we failed to satisfy our registration obligations with respect to the original notes.

                                 Original notes that are not tendered for exchange will continue to be subject to transfer restrictions and, with limited exceptions, will not have registration rights. Therefore, the market for secondary resales of original notes that are not tendered for exchange is likely to be minimal.

                                 We will issue registered exchange notes on or promptly after the expiration of this exchange offer.

Expiration Date...............   The exchange offer will expire at 5:00 p.m. New
                                 York City time, on             , 2001, unless
                                 we decide to extend the expiration date. Please
                                 read "The Exchange Offer -- Extensions, Delay
                                 in Acceptance, Termination or Amendment" on
                                 page   for more information about an extension
                                 of the expiration date.

Withdrawal of Tenders.........   You may withdraw your tender of original notes
                                 at any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept original
                                 notes for exchange:

                                 - if the exchange offer would be unlawful or
                                   would violate any interpretation of the staff of the SEC, or

                                 - if any legal action has been instituted or
                                   threatened that would impair our ability to proceed with the exchange offer.

                                 The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered. Please read "The Exchange Offer -- Conditions to the Exchange Offer" on
                                 page   for more information about the
                                 conditions to the exchange offer.

Procedures for Tendering
Original Notes................   If your original notes are held through The
                                 Depositary Trust Company, or "DTC," and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any exchange notes that you receive will be
                                   acquired in the ordinary course of your
                                   business,

                                 - you have no arrangement or understanding with
                                   any person to participate in the distribution of the original notes or the exchange notes,

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act,

                                 - if you are not a broker-dealer, you are not
                                   engaged in and do not intend to engage in the distribution of the exchange notes, and

                                 - if you are a broker-dealer that will receive
                                   exchange notes for your own account in
                                   exchange for original notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Special Procedures for
Beneficial Owner..............   If you own a beneficial interest in original
                                 notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the original notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery
Procedures....................   You must tender your original notes according
                                 to the guaranteed delivery procedures described
                                 in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures" on page   if any of the following
                                 apply:

                                 - you wish to tender your original notes but
                                   they are not immediately available,

                                 - you cannot deliver your original notes, the
                                   letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or

                                 - you cannot comply with the applicable
                                   procedures under DTC's automated tender offer program prior to the expiration date.

Resales.......................   Except as indicated herein, we believe that the
                                 exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                 - you are acquiring the exchange notes in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the exchange notes; and

                                 - you are not an affiliate of AT&T Wireless
                                   Services.

                                 Our belief is based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties. We do not intend to seek our own no-action letter, and there is no assurance that the SEC staff would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify holders against such liability.

                                 Each broker-dealer that is issued exchange
                                 notes for its own account in exchange for
                                 original notes that were acquired by such
                                 broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. To the extent described in "Plan of
                                 Distribution" beginning on page   a
                                 broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

United States Federal Income
Tax Considerations............   The exchange of original notes for exchange
                                 notes will not be a taxable exchange for United
                                 States federal income tax purposes. Please read
                                 "Federal Income Tax Considerations" on page   .

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of the exchange notes pursuant to this exchange offer. Except as described in "The
                                 Exchange Offer -- Transfer Taxes," we will pay certain expenses incident to this exchange offer.

Registration Rights...........   If we fail to complete the exchange offer as
                                 required by the registration rights agreement,
                                 we may be obligated to pay additional interest
                                 to holders of original notes. Please read
                                 "Description of Notes -- Registration Rights"
                                 beginning on page   for more information
                                 regarding your rights as a holder of original notes.

                               THE EXCHANGE AGENT

     We have appointed The Bank of New York as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                              THE BANK OF NEW YORK
         By Mail (Registered or Certified Mail Recommended) or Courier:
                              The Bank of New York
                      One Wall Street, New York, NY 10286
            By Facsimile Transmission (Eligible Institutions Only):
                                 (212) 815-6339
                          Attention: Mr. Duong Nguyen
                             Confirm by Telephone:
                                 (212) 815-3687

                               THE EXCHANGE NOTES

     The form and terms of the exchange notes to be issued in this exchange offer are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer, will not contain terms providing for increased interest if we fail to perform our registration obligations with respect to the original notes, and, with limited exceptions, will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the original notes and both the original notes and the exchange notes are governed by the same Indenture.

Securities Offered.........  $6,500,000,000 in aggregate principal amount of exchange notes, comprised of $1,000,000,000 in principal amount of 2006 notes, $3,000,000,000 in principal amount of 2011 notes and $2,500,000,000 in principal amount of 2031 notes.

Maturity...................  The 2006 notes will mature on March 1, 2006, the
                             2011 notes will mature on March 1, 2011, and the 2031 notes will mature on March 1, 2031.

Interest...................  7.350% per annum for the 2006 notes, 7.875% per annum for the 2011 notes, and 8.750% per annum for the 2031 notes, in each case, paid every six months on September 1 and March 1, with the first payment on September 1, 2001 to holders of record on August 15 or February 15 immediately preceding the interest payment date.

Optional Redemption........  We may redeem some or all of the notes at any time at the redemption prices set forth in "Description of Notes -- Optional Redemption."

Ranking....................  The notes are unsecured and rank equally in right of payment with all of our other existing and future unsubordinated, unsecured debt. The notes will effectively rank junior to all liabilities of our subsidiaries and future secured indebtedness.

Certain Covenants..........  The indenture governing the notes contains covenants limiting our ability and our
                             subsidiaries' ability to:

                             - create secured indebtedness;

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

                             - engage in sale and leaseback transactions; and

                             - consolidate or merge with, or sell substantially
                               all our assets to, another person.

                             You should read "Description of Notes -- Certain Covenants" and "-- Consolidation, Merger or Sale" for a description of these covenants.

Absence of Public Market...  There is no existing market for the exchange notes or the original notes. We cannot provide any assurance about the liquidity of any markets that may develop for the exchange notes or the original notes, your ability to sell the exchange notes or the original notes or the prices at which you will be able to sell the exchange notes or the original notes.

                             Future trading prices of the exchange notes and, if any remain outstanding after consummation of the exchange offer, the original notes will depend on many factors, including prevailing interest rates, our operating results, the ratings of the exchange notes and the market for similar securities.

                             We have applied for listing of the exchange notes on the Luxembourg Stock Exchange. There is no guarantee that we will be listed on the Luxembourg Stock Exchange. We do not intend to apply for listing of the exchange notes on any other securities exchange or for quotation of the exchange notes in any automated dealer quotation system.

                                  RISK FACTORS

     You should carefully consider each of the following risks and uncertainties associated with our company and the exchange offer, as well as all of the other information set forth in this document or incorporated by reference into this document.

RISKS RELATING TO THE EXCHANGE OFFER

BECAUSE THERE IS NO PUBLIC MARKET FOR THE EXCHANGE NOTES, YOU MAY NOT BE ABLE TO SELL YOUR EXCHANGE NOTES

     The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their exchange notes; or

     - the price at which the holders would be able to sell their exchange notes.

     If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

     Any market-making activity in the exchange notes will be subject to the limits imposed by the Securities Act and the Securities Exchange Act. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

     In addition, any original note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

YOUR ORIGINAL NOTES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES

     We will issue exchange notes pursuant to this exchange offer only after a timely receipt of your original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange.

IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES, YOUR ORIGINAL NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY BE UNABLE TO SELL YOUR OUTSTANDING ORIGINAL NOTES

     We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under applicable securities laws. If you do not exchange your original notes, you will lose your right to have your original notes registered under the federal securities laws. As a result, if you hold original notes after the exchange offer, you may be unable to sell your original notes.

RISK FACTORS RELATING TO THE SPLIT-OFF

WE WILL NEED TO OBTAIN FINANCING ON A STAND-ALONE BASIS

     Since 1994, all of our financing has been done by AT&T at the parent level. AT&T was able to use its overall balance sheet to finance our operations. Now, we will have to raise financing on a stand-alone

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

basis without reference to AT&T's overall balance sheet and we may not be able to secure adequate debt or equity financing on desirable terms. If concerns generally affecting the wireless industry arise, we will have lost the benefit of AT&T's current diverse business profile to support our debt. The cost to us of stand-alone financing may be materially higher than the cost of financing that we incurred as part of AT&T.

     Our credit ratings are currently and may continue to be different than the historical ratings of AT&T. Differences in credit ratings affect the interest rate charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us. We may not be able to raise the capital we require on desirable terms.

WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS AN INDEPENDENT ENTITY AND MAY INCUR GREATER COSTS

     Prior to the split-off, we had been part of an integrated telecommunications provider since our acquisition by AT&T in 1994. Now, however, AT&T has no obligation to provide financial, operational or organizational assistance to us other than limited services. We may not be able to implement successfully the changes necessary to operate independently. We may also incur additional costs relating to operating independently that would cause our cash flow and results of operations to decline materially. In addition, although we may be able to participate in some of AT&T's supplier arrangements where those arrangements permit or the vendors agree, our supplier arrangements may not be as favorable as has historically been the case.

     Agreements that we entered into in connection with the split-off provide that our business will be conducted differently and that our relationship with AT&T will be different from what it has historically been. These differences may have a detrimental effect on our results of operations or financial condition.

THE HISTORICAL FINANCIAL INFORMATION OF AT&T WIRELESS GROUP MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS AN INDEPENDENT ENTITY, AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS

     The historical financial information we have included in this document or incorporated herein by reference may not reflect what our results of operations, financial position and cash flows would have been had we been an independent entity during the periods presented. This is because the financial information reflects allocations for services provided to AT&T Wireless Group by AT&T, which allocations may not reflect the costs we will incur for similar or incremental services as an independent entity. In addition, the historical financial information we have included in this document or incorporated herein by reference does not reflect transactions that have occurred since March 31, 2001, or that occurred in connection with the split-off. This historical financial information also is not reliable as an indicator of future results.

WE WILL GENERALLY BE RESPONSIBLE FOR TAX LIABILITY IF THE SPLIT-OFF IS TAXABLE

     Under the separation and distribution agreement between us and AT&T, subject to limited exceptions, we are responsible for any tax liability and any related liability that results from the split-off having failed to qualify as a tax-free transaction. If the split-off failed to qualify as a tax-free transaction, this liability would have a material adverse effect on us.

WE MAY NO LONGER RECEIVE TAX SHARING PAYMENTS FROM AT&T SINCE WE HAVE CEASED TO BE A MEMBER OF THE AT&T CONSOLIDATED TAX RETURN GROUP, AND WE MAY INCUR OTHER TAX LIABILITIES AS A RESULT OF THE SPLIT-OFF AND PRE-SPLIT-OFF TRANSACTIONS

     As a result of the split-off, we ceased to be a member of the consolidated federal income tax return group of which AT&T is the common parent. Consequently, taxable income and losses, and our other tax attributes in post-split-off taxable periods generally can no longer offset taxable income or losses and other tax attributes of the AT&T consolidated tax return group. For two taxable years after the split-off, under federal income tax rules, we generally will be able to carry back any such tax losses, subject to limitations, against taxable income, if any, of members of AT&T Wireless Group for pre-split-off periods. Under our
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

tax sharing agreement with AT&T, however, we generally may only carry back net operating losses (and not other tax attributes) from post-split-off taxable periods to pre-split-off taxable periods, only if those losses are significant and only with the consent of AT&T, which consent AT&T has agreed not to withhold unreasonably. To the extent we are expected to have tax losses in post-split-off taxable periods, we generally will no longer receive current tax sharing payments with respect to those losses. Instead, except where those losses can be carried back, we will benefit from those losses only if and when we generated sufficient taxable income in future years to utilize those tax losses on a stand-alone basis. In addition, there may be tax costs associated with the split-off that result from our ceasing to be a member of the AT&T consolidated tax return group, as well as from pre-split-off transactions. If incurred, these costs could be material to our results.

VARIOUS FACTORS MAY INTERFERE WITH OUR ABILITY TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND EQUITY ISSUANCES

     We may be prevented from engaging in some desirable strategic transactions. The Internal Revenue Code restricts the ability of a company which has undergone a tax-free split-off from certain issuances of shares generally within a two-year period after the split-off. In addition, the separation and distribution agreement prohibits us, for a period of 30 months following the split-off, from entering into certain transactions that could render the split-off taxable. This may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our issuance of equity. Provisions of our charter and bylaws, our rights plan, applicable law and our agreements with NTT DoCoMo Inc. may also have the effect of discouraging, delaying or preventing change of control transactions that our stockholders find desirable.

WE MAY LOSE RIGHTS UNDER AGREEMENTS WITH AT&T IF A CHANGE OF CONTROL OCCURS

     Some of the agreements that we entered into with AT&T in connection with the split-off, including a brand license agreement, master carrier agreement and other commercial agreements, contain provisions that give one party rights in the event of a change of control of the other party. These provisions may deter a change of control. In the event of a change of control, the exercise of these rights could have a material adverse effect on us.

AT&T'S RESTRUCTURING MAY ADVERSELY IMPACT OUR COMPETITIVE POSITION

     In connection with AT&T's restructuring, there is a risk that we and AT&T's other separated business units may not be able to create effective intercompany agreements to facilitate effective cost sharing or to maintain or enter into arrangements for combining their respective services in customer offerings or other forms of bundling arrangements. Competition between us and the other AT&T units in overlapping markets, including the consumer markets where cable telephone, fixed wireless and digital subscriber line solutions may all be available at the same time, although generally not all under the AT&T brand, could result in more downward price pressure. We expect that the different businesses and companies will share the AT&T brand after the restructuring, which will likely increase this level of competition. In addition, any incremental costs associated with implementing AT&T's restructuring plan may materially adversely affect the different businesses and companies, including our business.

BRITISH TELECOMMUNICATIONS HAS ASSERTED THAT ITS CONSENT IS REQUIRED FOR AT&T'S RESTRUCTURING

     In a letter to AT&T dated July 6, 2001, British Telecommunications stated that, in its view, AT&T's restructuring required British Telecommunications' consent under agreements between AT&T and British Telecommunications. While it is not clear whether British Telecommunications believes that its consent was required for the split-off of AT&T Wireless Services and we do not believe that such consent is required, it is possible that British Telecommunications will in the future assert that its consent was required for the split-off, or assert that the agreements between AT&T and British Telecommunications, including non-competition provisions and exclusive purchasing requirements, would apply to AT&T Wireless Services following the split-off.
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

RISK FACTORS RELATING TO OUR BUSINESS

WE MAY SUBSTANTIALLY INCREASE OUR DEBT LEVEL IN THE FUTURE, WHICH COULD SUBJECT US TO VARIOUS RESTRICTIONS AND HIGHER INTEREST COSTS AND DECREASE OUR CASH FLOW AND EARNINGS

     We may substantially increase our debt level in the future, which could subject us to various restrictions and higher interest costs and decrease our cash flow and earnings. It may also be difficult for us to obtain all the financing we need to fund our business and growth strategy on desirable terms. We currently anticipate requiring substantial additional financing for the foreseeable future to fund capital expenditures, license purchases and costs and expenses in connection with funding our operations, domestic and international investments and our growth strategy. We have repaid $1.8 billion of long-term debt and related accrued interest and redeemed $3.0 billion of preferred equity and related unpaid dividends held by AT&T. We are exploring and evaluating the relative advantages and disadvantages of various funding mechanisms. In addition to the $6.5 billion offering of the original notes, we entered into bank credit facilities of up to $2.5 billion and finalized agreements to issue up to $2.5 billion of private placement commercial paper notes. Other funding mechanisms that still may be considered include other forms of public and private debt facilities. The decision on debt composition is dependent on, among other things, our business and financial plans and the market conditions at the time of financing. The agreements governing this indebtedness may contain financial and other covenants that could impair our flexibility and restrict our ability to pursue growth opportunities.

OUR RELATIONSHIP WITH NTT DOCOMO, INC. CONTAINS FEATURES THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR THE WAY IN WHICH OUR BUSINESS IS CONDUCTED

     NTT DoCoMo, Inc., a leading Japanese wireless communications company, has invested approximately $9.8 billion in us and as part of this investment we and DoCoMo formed a strategic alliance. The agreements relating to DoCoMo's investment in us contain requirements and contingencies that could materially adversely affect our financial condition and technology strategies. The terms of the DoCoMo investment enable DoCoMo to terminate its investment and require repayment of its $9.8 billion investment, plus interest, if we fail, under some circumstances, to commence service using an agreed on technology in at least 13 of the top 50 domestic markets by June 30, 2004. If DoCoMo requires repayment, we will have to fund the entire repurchase obligation. If DoCoMo requires repayment of its investment, it may also terminate the technology rights provided to us in connection with its investment.

     We need to obtain DoCoMo's consent to make any fundamental change in the nature of our business or to allow another wireless operator to acquire more than 15% but less than 50% of our equity. These limitations could prevent us from taking advantage of some business opportunities or relationships that we might otherwise pursue.

OUR SIGNIFICANT NETWORK BUILD OUT REQUIREMENTS MAY NOT BE COMPLETED AS PLANNED

     We need to complete significant remaining build out activities, including completion of regularly required build out activities in some of our existing wireless markets. Failure or delay to complete the build out of our network and launch of operations, or increased costs of this build out and launch of operations, could have a material adverse effect on our operations and financial condition.

     As we continue to build out our network, we must, among other things, continue to:

     - lease, acquire or otherwise obtain rights to a large number of cell and switch sites;

     - obtain zoning variances or other local governmental or third-party approvals or permits for network construction;

     - complete the radio frequency design, including cell site design, frequency planning and network optimization, for each of our markets; and

     - complete the fixed network implementation, which includes designing and installing network switching systems, radio systems, interconnecting facilities and systems, and operating support systems; and expand and maintain customer care, network management, billing and other financial and management systems.

     In addition, in the next several years, we will be implementing upgrades to our network to access the next generation of digital technology. These events may not occur in the time frame we assume or that the FCC requires, at the cost we assume, or at all.

     Additionally, problems in vendor equipment availability, technical resources or system performance could delay the launch of new or expanded operations in new or existing markets or result in increased costs in all markets. We intend to rely on the services of various companies that are experienced in design and build out of wireless networks in order to accomplish our build out schedule. However, we may not be able to obtain satisfactory contractors on economically attractive terms or ensure that the contractors obtained will perform as we expect.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS THAT WE MAY NOT BE ABLE TO FUND

     Our strategy and business plan will continue to require substantial capital, which we may not be able to obtain or to obtain on favorable terms. A failure to obtain necessary capital would have a material adverse effect on us, and result in the delay, change or abandonment of our development or expansion plans and the failure to meet regulatory build out requirements. We currently estimate that our capital expenditures for the build out of our networks, including expenditures related to our fixed wireless operations, will total approximately $5.5 billion during 2001, as compared to $4.1 billion in 2000. We expect these 2001 capital expenditure amounts to include approximately $5 billion of mobility expenditures and approximately $450 million for fixed wireless. We also expect to incur substantial capital expenditures in future years. The actual amount of the funds required to finance our network build out and other capital expenditures may vary materially from management's estimate. We have entered into various contractual commitments associated with the development of our third-generation strategy totaling approximately $2.2 billion as of the dates the agreements were executed. These include purchase commitments for network equipment. Additionally, we anticipate that we will enter into material purchase commitments in the future.

     We also may require substantial additional capital for, among other uses, acquisitions of providers of wireless services, spectrum license or system acquisitions, system development and network capacity expansion. We have also entered into agreements for investments and ventures which have required or will require substantial capital, including our agreement to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing approximately $2.9 billion in the recently concluded 1900 megahertz auction. These agreements also may contain provisions potentially requiring substantial additional capital in future circumstances, such as allowing the other investors to require us to purchase assets or investments.

THE ACTUAL AMOUNT OF FUNDS NECESSARY TO IMPLEMENT OUR STRATEGY AND BUSINESS PLAN MAY MATERIALLY EXCEED CURRENT ESTIMATES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The actual amount of funds necessary to implement our strategy and business plan may materially exceed our current estimates in the event of various factors including:

     - departures from our current business plan,

     - unforeseen delays,

     - cost overruns,

     - unanticipated expenses,

     - regulatory developments,

     - engineering design changes, and

     - technological and other risks.

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

If actual costs do materially exceed our current estimates for these or other reasons, this could have a material adverse effect on our financial condition and results of operations.

OUR BUSINESS AND OPERATIONS WOULD BE ADVERSELY AFFECTED IF WE FAIL TO ACQUIRE ADEQUATE RADIO SPECTRUM IN FCC AUCTIONS OR THROUGH OTHER TRANSACTIONS

     Our domestic business depends on the ability to use portions of the radio spectrum licensed by the FCC. We could fail to obtain sufficient spectrum capacity in new and existing markets, whether through FCC auctions or other transactions, in order to meet the expanded demands for our existing services, as well as to enable development of third-generation services. This type of failure would have a material adverse impact on the quality of our services or our ability to roll out such future services in certain markets. To the extent we determine we need additional spectrum for our mobility business, we may utilize spectrum currently allocated to our fixed wireless business. We intend to continue to acquire more spectrum through a combination of alternatives, including participation in spectrum auctions, purchase of spectrum licenses from companies that own them or purchase of these companies outright.

     As required by law, the FCC periodically conducts auctions for licenses to use certain parts of the radio spectrum. The decision to conduct auctions, and the determination of what spectrum frequencies will be made available for auction, are provided for by laws administered by the FCC. The FCC may not allocate spectrum sufficient to meet the demands of all those wishing to obtain licenses. Even if the FCC determines to conduct further auctions in the future, we may not be successful in those future auctions in obtaining the spectrum that we believe is necessary to implement our business and technology strategies. We may also seek to acquire radio spectrum through purchases and swaps with other spectrum licensees or otherwise, including by purchases of other licensees outright. However, we may not be able to acquire sufficient spectrum through these types of transactions, and we may not be able to complete any of these transactions on favorable terms.

OUR BUSINESS AND OPERATIONS COULD BE HURT IF WE ARE UNABLE TO ESTABLISH NEW AFFILIATES TO EXPAND OUR DIGITAL NETWORK OR IF OUR EXISTING OR ANY NEW AFFILIATES DO NOT OR CANNOT DEVELOP THEIR SYSTEMS IN A MANNER CONSISTENT WITH OURS

     To accelerate the build out of widescale coverage of the United States by a digital mobile wireless network operating on the technical standards we have adopted, we have entered into affiliation agreements with other entities that provide wireless service or hold spectrum licenses. Through contractual arrangements between us and these affiliates, our customers are able to obtain service in the affiliates' territories, and the affiliates' customers are able to obtain service in our territory. In all markets where these affiliates operate, we are at risk because we do not control the affiliates. As a result, these affiliates are not obligated to implement our third-generation strategy. Our ability to provide service on a nationwide level and to implement our third-generation strategy would be adversely affected if these affiliates decide not to participate in the further development of our digital network.

     We may establish additional affiliate relationships to accelerate build out of our digital mobile network. If we are unable to establish such affiliate relationships, or if any such affiliates are unable or do not develop their systems in a manner consistent with our network, our ability to service our customers and expand the geographic coverage of our digital network could be adversely affected.

IF THE FCC DENIES ALASKA NATIVE WIRELESS' APPLICATION TO ACQUIRE LICENSES FOR WHICH IT WAS THE SUCCESSFUL BIDDER IN THE RECENT SPECTRUM AUCTION, OR, IN THE FUTURE, REVOKES LICENSES AWARDED TO ALASKA NATIVE WIRELESS, OUR ABILITY TO IMPLEMENT ITS THIRD-GENERATION STRATEGY COULD BE ADVERSELY AFFECTED OR WE COULD BECOME OBLIGATED TO REPURCHASE OTHER INVESTORS' INTERESTS IN ALASKA NATIVE WIRELESS

     We have agreed to invest $2.6 billion in exchange for a combination of a non-controlling equity interest in and debt securities issued by Alaska Native Wireless, which was the successful bidder for licenses costing $2.9 billion in the recently concluded 1900 megahertz auction. One auction participant has challenged the qualifications of Alaska Native Wireless to acquire "closed" licenses, which constituted

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

most of the licenses for which Alaska Native Wireless was the successful bidder. If the FCC determines that Alaska Native Wireless was not qualified, the FCC could refuse to grant Alaska Native Wireless the closed licenses. If this occurs, it could have a significant adverse impact on our ability to provide or enhance services in key new and existing markets. On June 22, 2001, a federal appeals court ruled in favor of the trustee in the Chapter 11 bankruptcy proceeding of NextWave Telecom, Inc. and the unsecured creditors of NextWave with respect to the litigation they commenced relating to the 1900 megahertz auction. The court ruled that the FCC had acted improperly in repossessing from NextWave the spectrum sold in the 1900 megahertz auction, and that the spectrum should be returned to NextWave. The FCC had indicated prior to the auction that the spectrum would be returned to NextWave if the court were to rule that the spectrum had been improperly repossessed. If this decision is not successfully appealed, or settled, or if Alaska Native Wireless is otherwise unable to acquire the licenses for which it was the successful bidder, it could have a significant adverse impact on our plans to provide or enhance services in key new and existing markets. In specified circumstances, if a winning bid of Alaska Native Wireless in the recently concluded 1900 megahertz spectrum auction is rejected or if any license granted to it is revoked, we would become obligated to compensate other investors for making capital available to the venture. In specified circumstances, if the grant of those licenses is challenged, we may be obligated to purchase the interests of other investors.

IF WE ARE UNABLE TO REACH AGREEMENT WITH ALASKA NATIVE WIRELESS REGARDING THE DEVELOPMENT AND USE OF LICENSES FOR WHICH IT WAS THE SUCCESSFUL BIDDER IN THE RECENT SPECTRUM AUCTION, OUR ABILITY TO IMPLEMENT OUR THIRD-GENERATION STRATEGY MAY BE ADVERSELY AFFECTED

     We have not reached any agreements with Alaska Native Wireless as to whether it will participate in our digital mobile wireless network. Alaska Native Wireless is not obligated to use or develop any spectrum it acquires in a manner that will further, or be consistent with, our strategic objectives, although Alaska Native Wireless is obligated to use technology that is compatible and interoperable with our digital mobile wireless network. If Alaska Native Wireless does not enter into agreements with us regarding the use and development of this spectrum similar to those we have entered into with our affiliates for our existing networks, it could have a material adverse impact on the timing and cost of implementing our third-generation strategy.

POTENTIAL ACQUISITIONS MAY REQUIRE US TO INCUR SUBSTANTIAL ADDITIONAL DEBT AND INTEGRATE NEW TECHNOLOGIES, OPERATIONS AND SERVICES, WHICH MAY BE COSTLY AND TIME CONSUMING

     An element of our strategy is to expand our network, which we may do through the acquisition of licenses, systems and wireless providers. These acquisitions may cause us to incur substantial additional indebtedness to finance the acquisitions or to assume indebtedness of the entities that are acquired. In addition, we may encounter difficulties in integrating those acquired operations into our own operations, including as a result of different technologies, systems, services or service offerings. These actions could prove costly or time consuming or divert our management's attention from other business matters.

FAILURE TO DEVELOP FUTURE BUSINESS OPPORTUNITIES MAY HAVE AN ADVERSE EFFECT ON OUR GROWTH POTENTIAL

     We intend to pursue a number of new growth opportunities, which involve new services for which there are no proven markets. In addition, the ability to deploy and deliver these services relies, in many instances, on new and unproven technology. Our existing technology may not perform as expected and we may not be able to successfully develop new technology to effectively and economically deliver these services. These opportunities also require substantial capital outlays and spectrum availability to deploy on a large scale. This capital or spectrum may not be available to support these services. To the extent we reallocate spectrum from our fixed wireless business to our mobility business, it could impact our ability to deploy our fixed wireless service in the markets covered by that spectrum.

     Furthermore, each of these opportunities entails additional specific risks. For example, on the one hand, the delivery of fixed wireless services requires us to provide installation and maintenance services, which we have never provided previously. This will require us to hire, employ, train and equip technicians to provide installation and repair in each market served, or rely on subcontractors to perform these services. We may not be able to hire and train sufficient numbers of qualified employees or subcontract these services, or do so on economically attractive terms. The success of wireless data services, on the other hand, is substantially dependent on the ability of others to develop applications for wireless devices and to develop and manufacture devices that support wireless applications. These applications or devices may not be developed or developed in sufficient quantities to support the deployment of wireless data services.

     These services may not be widely introduced and fully implemented at all or in a timely fashion. These services may not be successful when they are in place, and customers may not purchase the services offered. If these services are not successful or costs associated with implementation and completion of the rollout of these services materially exceed those currently estimated by us, our financial condition and prospects could be materially adversely affected.

WE FACE SUBSTANTIAL COMPETITION

     There is substantial competition in the wireless telecommunications industry. We expect competition to intensify as a result of the entrance of new competitors and the development of new technologies, products and services. Other two-way wireless providers, including other cellular and personal communications services, operators and resellers, serve each of the markets in which we compete.

     A majority of U.S. markets likely will have five or more commercial mobile radio service providers, and all of the top 50 U.S. metropolitan markets likely have at least four, and in some cases as many as seven or more, facilities-based wireless service providers offering wireless services on cellular, personal communications services or specialized mobile radio frequency. Competition also may increase to the extent that smaller, stand-alone wireless providers transfer licenses to larger, better capitalized and more experienced wireless providers.

MARKET PRICES FOR WIRELESS SERVICES MAY DECLINE IN THE FUTURE

     We anticipate that market prices for two-way wireless services generally will decline in the future due to increased competition. We expect significant competition among wireless providers, including from new entrants, to continue to drive service and equipment prices lower. We also expect that there will be increases in advertising and promotional spending, along with increased demands on access to distribution channels.

     All of this may lead to greater choices for customers, possible consumer confusion, and increasing movement of customers between competitors, which we refer to as "churn." We may also adopt customer policies or programs to be more competitive, including credit policies, which policies or programs may also affect churn. Our ability to compete successfully also will depend on marketing, and on our ability to anticipate and respond to various competitive factors affecting the industry, including new services, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

CONSOLIDATION IN THE WIRELESS COMMUNICATIONS INDUSTRY MAY ADVERSELY AFFECT US

     The wireless communications industry has been experiencing significant consolidation and we expect that this consolidation will continue. The previously announced mergers or joint ventures of Bell Atlantic Corporation/GTE Corporation/Vodafone AirTouch, now called Verizon, SBC/BellSouth, now called Cingular, and Deutsche Telekom/VoiceStream Wireless, have created large, well-capitalized competitors with substantial financial, technical, marketing and other resources to respond to our offerings.

     These mergers or ventures have caused our ranking to decline to third in U.S. revenue and U.S. subscriber share. In terms of U.S. population covered by licenses, we, including our partnerships and affiliates, rank third. As a result, these competitors may be able to offer nationwide services and plans more quickly and more economically than us, to obtain roaming rates that are more favorable than those obtained by us, and may be better able to respond to our offers.

SIGNIFICANT TECHNOLOGICAL CHANGES IN THE WIRELESS INDUSTRY COULD MATERIALLY ADVERSELY AFFECT US

     The wireless communications industry is experiencing significant technological change. This change includes the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products, enhancements and changes in end-user needs and preferences and increased importance of data and broadband capabilities. The pace and extent of customer demand may not continue to increase, and airtime and monthly recurring charges may continue to decline. As a result, the future prospects of the industry and of us and the success of our competitive services remain uncertain. Also, alternative technologies may develop for the provision of services to customers that may provide wireless communications service or alternative service superior to that available from us. Technological developments may therefore materially adversely affect us.

TERMINATION OR IMPAIRMENT OF OUR RELATIONSHIP WITH A SMALL NUMBER OF KEY SUPPLIERS COULD ADVERSELY AFFECT OUR REVENUES AND RESULTS OF OPERATIONS

     We have developed relationships with a small number of key vendors, including Nokia Mobile Phones, Inc., Telefonaktiebolaget LM Ericsson, Mitsubishi Corporation, and Motorola, Inc. for our supply of wireless handsets, Lucent Technologies, Inc., Nortel Networks, Inc., Ericsson and Nokia Networks, Inc. for our supply of telecommunications infrastructure equipment and Convergys Information Management Group for our billing services. We do not have operational or financial control over our key suppliers, and have limited influence with respect to the manner in which these key suppliers conduct their businesses. If these key suppliers were unable to honor their obligations to us, it could disrupt our business and adversely impact our revenues and results of operations.

OUR TECHNOLOGY MAY NOT BE COMPETITIVE WITH OTHER TECHNOLOGIES OR BE COMPATIBLE WITH NEXT GENERATION TECHNOLOGY

     There are three existing digital transmission technologies, none of which is compatible with the others. We selected time division multiple access technology for our second-generation network because we believe that this technology offers several advantages over other second-generation technologies. However, a number of other wireless service providers chose code division multiple access or global system for mobile communications as their digital wireless technology. For our path to next generation technology, we have chosen a global system for mobile communications platform to make available enhanced data services using general packet radio service technology, and third-generation capabilities using enhanced data rates for global evolution and ultimately universal mobile telecommunications systems technologies. These technologies may not provide the advantages we expect. Other wireless providers have chosen a competing wideband technology as their third-generation technology. If the universal mobile telecommunications standard does not gain widespread acceptance, it would materially adversely affect our business, financial condition and prospects.

     As we implement our plans for deployment of technology for third-generation capabilities, we will continue to incur substantial costs associated with maintaining our time division multiple access networks.

     Also, these networks are not compatible, and customers with phones that operate on one network will not initially be able to use those phones on the other network. There are risks inherent in the development of new third-generation equipment and we may face unforeseen costs, delays or problems that may have a material adverse effect on us.

WE RELY ON FAVORABLE ROAMING ARRANGEMENTS, WHICH WE MAY BE UNABLE TO CONTINUE TO OBTAIN

     We may not continue to be able to obtain or maintain roaming agreements with other providers on terms that are acceptable to us. Our customers automatically can access another provider's analog cellular or digital system only if the other provider allows our customers to roam on its network. We rely on agreements to provide roaming capability to our customers in many areas of the United States that our network does not serve. Some competitors, because of their call volumes or their affiliations with, or ownership of, wireless providers, however, may be able to obtain roaming rates that are lower than those rates obtained by us.

     In addition, the quality of service that a wireless provider delivers during a roaming call may be inferior to the quality of service we or an affiliated company provides, the price of a roaming call may not be competitive with prices of other wireless providers for such call, and our customers may not be able to use any of the advanced features, such as voicemail notification, that the customer enjoys when making calls within our network. Finally, we may not be able to obtain favorable roaming agreements for our third-generation products and services that we intend to offer using the technologies we plan to deploy for interim enhanced data and third-generation services.

OUR BUSINESS IS SEASONAL AND WE DEPEND ON FOURTH QUARTER RESULTS, WHICH MAY NOT CONTINUE TO BE STRONG

     The wireless industry, including us, has experienced a trend of generating a significantly higher number of customer additions and handset sales in the fourth quarter of each year as compared to the other three fiscal quarters. A number of factors contribute to this trend, including the increasing use of retail distribution, which is dependent upon the year-end holiday shopping season, the timing of new product and service announcements and introductions, competitive pricing pressures, and aggressive marketing and promotions. Strong fourth quarter results for customer additions and handset sales may not continue for the wireless industry or for us. In the future, the number of our customer additions and handset sales in the fourth quarter could decline for a variety of reasons, including our inability to match or beat pricing plans offered by competitors, failure to adequately promote our products, services and pricing plans, or failure to have an adequate supply or selection of handsets. If in any year fourth quarter results fail to significantly improve upon customer additions and handset sales from the year's previous quarters, this could adversely impact our results for the following year.

MEDIA REPORTS HAVE SUGGESTED RADIO FREQUENCY EMISSIONS MAY BE LINKED TO VARIOUS HEALTH CONCERNS AND INTERFERE WITH VARIOUS MEDICAL DEVICES, AND WE MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THESE HEALTH CONCERNS

     Media and other reports have linked radio frequency emissions from wireless handsets to various health concerns, including cancer, and to interference with various electronic medical devices, including hearing aids and pacemakers. Research and studies are ongoing. Whether or not such research or studies conclude there is a link between radio frequency emissions and health, these concerns over radio frequency emissions may discourage the use of wireless handsets or expose us to potential litigation, which could have a material adverse effect on our results of operations. Several class action lawsuits have been filed against us, several other wireless service operators and several wireless phone manufacturers, asserting products liability, breach of warranty and other claims relating to radio frequency transmissions to and from wireless phones. The complaints seek damages for the costs of headsets for wireless phone users as well as injunctive relief. In connection with the split-off, we were allocated all of the liability, if any, arising from such lawsuits.

WE MAY BE SUBJECT TO POTENTIAL LITIGATION RELATING TO THE USE OF WIRELESS PHONES WHILE DRIVING

     Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our results of operations. In connection with the split-off, we will be allocated the liability, if any, that could arise from any such potential litigation.

OUR OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATION, WHICH REGULATION COULD HAVE ADVERSE EFFECTS ON OUR BUSINESS

     The licensing, construction, operation, sale, resale and interconnection arrangements of wireless communications systems are regulated to varying degrees by the FCC, and, depending on the jurisdiction, state and local regulatory agencies. These regulations may include, among other things, required service features and capabilities, such as number portability or emergency 911 service. In addition, the FCC, together with the U.S. Federal Aviation Administration, regulates tower marking and lighting. Any of these agencies having jurisdiction over our business could adopt regulations or take other actions that could adversely affect our business.

     FCC licenses to provide wireless services or personal communications services are subject to renewal and revocation. There may be competition for our licenses upon their expiration and we cannot assure you that the FCC will renew them. FCC rules require all wireless and personal communications services licensees to meet specified build out requirements. We may not be able to meet these requirements in each market. Failure to comply with these requirements in a given license area could result in revocation or forfeiture of our license for that license area or the imposition of fines on us by the FCC.

STATE AND LOCAL LEGISLATION RESTRICTING OR PROHIBITING WIRELESS PHONE USE WHILE DRIVING COULD CAUSE SUBSCRIBER USAGE TO DECLINE

     Some state and local legislative bodies have proposed legislation restricting or prohibiting the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries. On June 28, 2001, New York State enacted a law prohibiting the use of handheld wireless phones while driving motor vehicles other than through the use of hands-free equipment. To date, a small number of communities in the United States have also passed restrictive local ordinances. These laws, or if passed, other laws prohibiting or restricting the use of wireless phones while driving, could have the effect of reducing subscriber usage, which could cause a material adverse effect on our results of operations.

                               PRIVATE PLACEMENT

     We issued $6.5 billion principal amount of the original notes dated as of March 6, 2001 to the initial purchasers of those notes and received proceeds, after deducting the discount to the initial purchasers, equal to 99.611% of the principal amount on the notes due 2006, 99.201% of the principal amount on the notes due 2011 and 99.038% of the principal amount of the notes due 2031, representing aggregate net proceeds, before expenses, of $6,448,090,000 from the sale of original notes. We issued the original notes to the initial purchasers in a transaction exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the original notes to qualified institutional buyers in compliance with Rule 144A or non-U.S. persons in compliance with Regulation S under the Securities Act initially at the price of 99.961% of the principal amount on the notes due 2006, 99.651% of the principal amount on the notes due 2011 and 99.913% of the principal amount of the notes due 2031.

                                USE OF PROCEEDS

     We are making this exchange offer to satisfy our obligations under the original notes, the indenture and the registration rights agreement. We will not receive any cash proceeds from this exchange offer. In consideration of issuing the exchange notes in this exchange offer, we will receive an equal principal amount of original notes. Any original notes that are properly tendered in this exchange offer will be accepted, canceled and retired and cannot be reissued.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. Earnings represent earnings before net undistributed equity earnings in equity investees, minority interest income or expense in the loss or income of majority-owned consolidated subsidiaries, income tax expense, and fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest), preferred stock dividend requirements, and the portion of rental expense that is representative of the interest factor.

                                                     THREE MONTHS            YEAR ENDED DECEMBER 31,
                                                    ENDED MARCH 31,   -------------------------------------
                                                         2001         2000    1999    1998    1997    1996
                                                    ---------------   -----   -----   -----   -----   -----
Ratio.............................................        1.8          1.9    (0.4)    1.9     1.2     2.4

                                 CAPITALIZATION

     The following table sets forth as of March 31, 2001 our historical consolidated cash and capitalization and our combined cash and capitalization on an unaudited pro forma basis, which gives effect to:

     - the settlement of all intercompany obligations between us and AT&T which occurred in June 2001 in accordance with the separation and distribution agreement between us and AT&T as if such event had been completed at March 31, 2001 for balance sheet purposes;

     - the reclassification of the DoCoMo investment which occurred on January 22, 2001 to a mandatorily redeemable security effective with the split-off of AT&T Wireless Services from AT&T as if such event had occurred on March 31, 2001 for balance sheet purposes.

     This table should be read in conjunction with the historical and pro forma financial information incorporated by reference into this document.

                                                                  AT MARCH 31, 2001
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                    (IN MILLIONS)
                                                                     (UNAUDITED)
Cash and cash equivalents...................................   $    34        $ 5,822
                                                               -------        -------
Due on demand notes payable.................................       103            103
Long term debt:
  Long-term debt due to AT&T................................     1,800             --
  Long-term debt due to others..............................     6,487          6,487
     Total Long-term debt...................................     8,287          6,487
Preferred stock held by AT&T................................     3,000             --
Mandatorily redeemable common stock.........................        --          8,308
Shareowners' Equity:
  Common stock, no par value, no shares authorized, issued
     or outstanding at March 31, 2001 (2,530 million shares
     outstanding on an unaudited pro forma basis)(1)........        --             --
  Shareowners' net investment...............................    28,015         19,707
  Accumulated other comprehensive loss......................       (78)           (78)
     Total shareowners' equity..............................    27,937         19,629
                                                               -------        -------
     Total capitalization...................................   $39,327        $34,527
                                                               =======        =======

-------------------------
(1) AT&T Wireless Services was a wholly owned subsidiary of AT&T and did not have publicly traded shares outstanding during the periods presented. The 2,530 million shares presented is the number outstanding immediately after the split-off on July 9, 2001, and does not include shares issuable upon exercise of outstanding options to purchase AT&T Wireless Services common stock or warrants to purchase 41 million share equivalents issued to DoCoMo in January 2001.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following information is only a summary and you should read it together with the financial information we included in our Prospectus filed pursuant to Rule 424(b)(1) on July 9, 2001 (Commission File Number 333-60472) and incorporated herein by reference.

     In the table below, we provide you with selected historical consolidated financial data of AT&T Wireless Services, Inc. This selected historical consolidated financial data includes the effect of certain other businesses, assets and liabilities of AT&T that constituted AT&T Wireless Group. AT&T has contributed to us all of the remaining businesses and assets, and we have assumed all liabilities, that constituted AT&T Wireless Group. These contributions have been accounted for in a manner similar to a pooling of interests.

     We derived the following information using the consolidated financial statements of AT&T Wireless Services at and for each of the three months ended March 31, 2001 and 2000, and each of the fiscal years in the five-year period ended December 31, 2000. We derived the consolidated income statement and cash flow data below for each of the three years ended December 31, 2000 and the consolidated balance sheet data at December 31, 2000 and 1999, from consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included in the Prospectus filed pursuant to Rule 424(b)(1) on July 9, 2001 (Commission File Number 333-60472). We derived the remaining data from unaudited consolidated financial information.

     The financial data presented below is not necessarily comparable from period to period as a result of several transactions, including acquisitions and dispositions of consolidated subsidiaries. For this and other reasons, you should read the selected historical financial data provided below in conjunction with our consolidated financial statements and accompanying notes in the Prospectus filed pursuant to Rule 424(b)(1) on July 9, 2001 (Commission File Number 333-60472).

                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,                     YEAR ENDED DECEMBER 31,
                                               -------------------   -------------------------------------------------
                                                 2001       2000       2000       1999      1998      1997      1996
                                               --------   --------   --------   --------   -------   -------   -------
                                                (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND OTHER OPERATING DATA)
                                                                             (UNAUDITED)
INCOME STATEMENT DATA:
Revenue......................................  $  3,212   $  2,198   $ 10,448   $  7,627   $ 5,406   $ 4,668   $ 4,246
Operating income (loss)......................       141         26        (38)      (666)     (343)      (70)      234
Net (loss) income available to common
  shareowners................................       (42)        13        528       (461)      108        69       261
Unaudited pro forma (loss) earnings per
  common shares -- basic(1)..................  $   (.02)  $    .01   $    .21   $   (.18)  $   .04   $   .03   $   .10
Unaudited pro forma (loss) earnings per
  common shares -- diluted(1)................  $   (.02)  $    .01   $    .21   $   (.18)  $   .04   $   .03   $   .10
Unaudited pro forma weighted average
  shares -- basic(1).........................     2,530      2,530      2,530      2,530     2,530     2,530     2,530
Unaudited pro forma weighted average
  shares -- diluted(1).......................     2,530      2,533      2,533      2,530     2,533     2,533     2,533
BALANCE SHEET DATA:
Total assets.................................  $ 47,039   $ 24,890   $ 35,302   $ 23,512   $19,460   $19,040   $17,852
Total debt(2)................................     8,394      3,858      2,551      3,558     2,589     2,447     2,217
Preferred stock held by AT&T.................     3,000      1,000      3,000      1,000     1,000     1,000     1,000
Shareowners' equity..........................    27,937     14,027     21,877     12,997    10,532    10,187     9,497
CASH FLOW DATA:
Net cash provided by operating activities....  $    655   $    228   $  1,635   $    867   $   414   $ 1,338   $ 1,183
Capital expenditures and other additions.....    (1,407)      (818)    (4,012)    (2,272)   (1,219)   (1,931)   (1,832)
Net acquisitions of licenses.................       (39)       (82)      (247)       (47)      (65)     (443)     (327)
Equity investment distributions and sales....         2         26        360        236     1,354       294       176
Equity investment contributions, advances and
  purchases..................................      (637)       (74)    (1,645)      (284)     (156)      (84)      (32)

                                                  THREE MONTHS
                                                      ENDED
                                                    MARCH 31,                     YEAR ENDED DECEMBER 31,
                                               -------------------   -------------------------------------------------
                                                 2001       2000       2000       1999      1998      1997      1996
                                               --------   --------   --------   --------   -------   -------   -------
                                                (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND OTHER OPERATING DATA)
                                                                             (UNAUDITED)
Net (acquisition) dispositions of businesses
  including cash acquired....................        --         --     (4,763)       244       324        --       156
Increase in long-term debt due to AT&T.......        --        300        400        900       100       200       200
Proceeds from issuance of long-term debt due
  to others, net of issuance costs...........     6,345         --         --         --        --        --        --
Proceeds attributed from DoCoMo investment,
  net of costs...............................     6,141         --         --         --        --        --        --
Proceeds attributed from AT&T Wireless Group
  tracking stock offering....................        --         --      7,000         --        --        --        --
Transfer from (to) AT&T, net.................        --        439      1,001        344      (694)      611       476
OTHER:
EBITDA(3)....................................  $    717   $    395   $  1,648   $    587   $   736   $   756   $   894
EBITDA (excluding asset impairment and
  restructuring charges).....................       717        395      1,648      1,118       856       916       894
OTHER OPERATING DATA:
  (in thousands, except ($) are actual)
Consolidated subscribers.....................    15,748      9,987     15,163      9,569     7,174     5,964     5,032
Consolidated digital subscribers.............    14,608      8,337     13,666      7,580     4,354     1,746       909
Covered population(4)........................   166,425    116,990    162,896    114,217        --        --        --
Licensed population(4).......................   216,444    189,821    214,188    191,742        --        --        --
Subscriber churn.............................       3.0%       2.9%       2.9%       2.6%      2.7%      2.5%      2.3%
Total cost per gross subscriber addition.....  $    327   $    360   $    367   $    367   $   392   $   432   $   345

-------------------------
(1) AT&T Wireless Services was a wholly owned subsidiary of AT&T and did not have publicly traded shares outstanding during the periods presented. We have presented pro forma earnings per share information assuming 2,530 million shares outstanding, which is the number of shares outstanding immediately after the split-off on July 9, 2001. The 2,530 million shares does not include shares issuable upon exercise of outstanding options to purchase AT&T Wireless Services common stock or warrants to purchase 41 million share equivalents issued to DoCoMo in January 2001. The 2,533 million shares outstanding used to compute diluted earnings per share includes the 2,530 million shares above and an estimated 3 million shares associated with dilutive stock options, with the exception of those periods in which the effect of the stock options was considered to be anti-dilutive.

(2) Includes $4 million of long-term debt that is included in other long-term liabilities at March 31, 2001 and 2000, and at December 31, 2000 and 1999.

(3) EBITDA is defined as operating income, plus depreciation and amortization. We believe EBITDA to be relevant and useful information, as EBITDA is the primary metric used by our management to measure the performance of our business. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with generally accepted accounting principles, including our cash flows from operating, investing and financing activities.

(4) POPs represent AT&T Wireless Services' consolidated operations and does not include partnership or affiliate markets. POPs are counted once whether a POP is covered/licensed only by wireless licenses at the 850 megahertz frequency or wireless licenses at the 1900 megahertz frequency or by both. The amount of wireless spectrum licensed varies by geographic territory.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange the original notes for the exchange notes. We also agreed to use our reasonable best efforts to commence the exchange offer for the original notes by November 23, 2001. We are offering the exchange notes under this prospectus in an exchange offer for the original notes to satisfy our obligations under the registration rights agreement. We refer to our offer to exchange the exchange notes for the original notes as the "exchange offer."

RESALE OF EXCHANGE NOTES

     Based on interpretations of the SEC staff in no action letters issued to third parties, we believe that each exchange note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our affiliate within the meaning of Rule 405 under the Securities Act,

     - you acquire such exchange notes in the ordinary course of your business,

     - you do not intend to participate in the distribution of exchange notes, and

     - you are not a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities.

     If you tender your original notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you:

     - cannot rely on such interpretations by the SEC staff, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes.

     Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically described in this prospectus. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where that broker-dealer acquired such original notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please read "Plan of Distribution" for more details regarding the transfer of exchange notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes surrendered under the exchange offer and accepted by us. Original notes may be tendered only in integral multiples of $1,000.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

     As of the date of this prospectus, $6.5 billion principal amount of original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Original notes that are not tendered for exchange in the exchange offer:

     - will remain outstanding,

     - will continue to accrue interest, and

     - will not be entitled to the rights and benefits that holders have under the indenture relating to the notes and, under limited circumstances, the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered original notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

     If you tender original notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "The Exchange Offer -- Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

     We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

     The exchange offer will expire at 5:00 p.m., New York City time, on, 2001, unless in our sole discretion we extend it.

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any original notes by giving oral or written notice of the extension to their holders. During any such extensions, all original notes you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

     To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "The Exchange
Offer -- Conditions to the Exchange Offer" have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

     - to delay accepting for exchange any original notes,

     - to extend the exchange offer, or

     - to terminate the exchange offer.

     We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of original notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the original notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange, if in our reasonable judgment:

     - the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC, or

     - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

     In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

     - the representations described under "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution," and

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the exchange notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the original notes as promptly as practicable.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     How to Tender Generally

     Only a holder of original notes may tender such original notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

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

     To complete a physical tender, a holder must:

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

     - mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

     - deliver the original notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Summary of the Exchange Offer -- The Exchange Agent" prior to the expiration date.

     To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR ORIGINAL NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     How to Tender if You Are a Beneficial Owner

     If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either:

     - make appropriate arrangements to register ownership of the original notes in your name, or

     - obtain a properly completed bond power from the registered holder of your original notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal described below under "The Exchange Offer -- Withdrawal of Tenders" guaranteed by an eligible institution unless the original notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an eligible institution.

     An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

     If a person other than the registered holder of any original notes signs the letter of transmittal, the original notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the original notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering original notes that are the subject of such book-entry confirmation,

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

     - we may enforce the agreement against such participant.

DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

WHEN WE WILL ISSUE EXCHANGE NOTES

     In all cases, we will issue exchange notes for original notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - original notes or a timely book-entry confirmation of transfer of such original notes into the exchange agent's account at DTC, and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

RETURN OF ORIGINAL NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered original notes for exchange for any reason described in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or nonexchanged original notes without expense to their tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such nonexchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any exchange notes you receive will be acquired in the ordinary course of your business,

     - you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act,

     - you are not our affiliate, as defined in Rule 405 under the Securities Act, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act,

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes, and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your original notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your original notes but they are not immediately available or if you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

     - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

       - stating your name and address, the registered number(s) of your original notes and the principal amount of original notes tendered,

       - stating that the tender is being made thereby, and

     - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent,

     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your original notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Summary of the Exchange Offer -- The Exchange Agent," or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the original notes to be withdrawn,

     - identify the original notes to be withdrawn, including the registration number or numbers and the principal amount of such original notes,

     - be signed by the person who tendered the original notes in the same manner as the original signature on the letter of transmittal used to deposit those original notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

     - specify the name in which such original notes are to be registered, if different from that of the person who tendered the original notes.

     If original notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for the original notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn original notes by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

     We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

     - SEC registration fees for the exchange notes,

     - fees and expenses of the exchange agent and trustee,

     - accounting and legal fees,

     - printing costs, and

     - related fees and expenses.

TRANSFER TAXES

     If you tender your original notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of original notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered,

     - tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

     - a transfer tax is imposed for any reason other than the exchange of original notes for exchange notes in the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of exchange notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your original notes for exchange notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the original notes. In general, you may not offer or sell the original notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.

     The tender of original notes in the exchange offer will reduce the outstanding principal amount of the original notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any original notes that you continue to hold.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes, except as required by the registration rights agreement.

                              DESCRIPTION OF NOTES

     The original notes were, and the exchange notes will be, issued under an indenture, dated as of March 6, 2001, between AT&T Wireless Services and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the proposed form of the indenture are available as described under "Where You Can Find More Information."

BASIC TERMS OF NOTES

     The notes

     - are our unsecured unsubordinated obligations, ranking equally in right of payment with all of our existing and future unsecured unsubordinated obligations;

     - are issued in an original aggregate principal amount of $6,500,000,000, consisting of $1,000,000,000 in principal amount of 2006 notes, $3,000,000,000 in principal amount of 2011 notes and $2,500,000,000 in principal amount of 2031 notes;

     - mature on March 1, 2006; March 1, 2011; and March 1, 2031;

     - bear interest commencing March 1, 2001 at 7.350%, for the 2006 notes, 7.875% for the 2011 notes and 8.750% for the 2031 notes, payable semiannually on September 1 and March 1, commencing September 1, 2001, to holders of record on August 15 or February 15 immediately preceding the interest payment date.

     Interest will be computed on the basis of a 360-day year of twelve 30-day months.

ADDITIONAL INTEREST

     If any registration default with respect to the original notes occurs, we will be obligated to pay additional interest on the original notes at the rate of 0.25% per year. See "Description of Notes -- Registration Rights."

     The additional interest provision in the original notes related to the potential DoCoMo repurchase is no longer applicable as a result of the completion of the split-off.

OPTIONAL REDEMPTION

     Our notes will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 90 days, prior notice mailed to the registered address of each holder of our notes. In case of a redemption, if we are listed on the Luxembourg Stock Exchange, a publication will be made in the Luxemburger Wort and in the event of an early redemption the Luxembourg Stock Exchange will be notified. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate and 30 basis points for the 2006 notes, 40 basis points for the 2011 notes and 50 basis points for the 2031 notes. In the case of each of clause (1) and (2), accrued interest will be payable to the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. plus three of the other initial purchases that are U.S. Government securities dealers and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to the redemption date on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

     Under certain circumstances we may, at our option, redeem, as a whole, but not in part, under certain circumstances. See the section under the heading "Book-Entry; Delivery and Form -- Redemption Upon a Tax Event" below.

NO MANDATORY REDEMPTION OR SINKING FUND

     There will be no mandatory redemption or sinking fund payments for the notes.

REGISTRATION RIGHTS

     In connection with the issuance of the original notes, we entered into a registration rights agreement with the initial purchasers of the original notes. This agreement requires us to use our reasonable best efforts to:

     - file with the SEC within 180 days of the issue date of the original notes a registration statement relating to an exchange offer of the exchange notes for the original notes under the Securities Act,

     - cause the exchange offer to be consummated within 240 days following the issue date of the original notes,

     - keep the exchange offer open for at least 30 calendar days after the date on which notice of the exchange offer is mailed to the registered holders of the original notes, or longer if required by applicable law,

     - cause the exchange offer to be consummated within 270 calendar days of the issue date of the original notes; and

     - accept for exchange all original notes duly tendered and not validly withdrawn in the exchange offer.

     As promptly as practicable after the exchange offer registration statement becomes effective, we will offer the holders of original notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their original notes for exchange notes registered under the Securities Act that are substantially identical to the original notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest.

     Under the following circumstances, we will use our reasonable best efforts to file and to cause to become effective under the Securities Act a shelf registration statement to cover resales of the original notes by those holders who provide required information in connection with that shelf registration statement:

     - if any change in law or applicable interpretations by the staff of the SEC does not permit us to effect the exchange offer as contemplated by the registration rights agreement,

     - if the exchange offer is not consummated within 270 days after the issue date of the original notes,

     - if any holder of original notes that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than solely due to the status of such holder as an affiliate of us or as a broker-dealer).

     If applicable, we will use our reasonable best efforts to keep such shelf registration statement effective for a period of up to two years after the issue date of the original notes. We will have the ability to suspend the availability of the shelf registration statement in limited circumstances.

     If any registration default with respect the original notes occurs, we will become obligated to pay additional interest on the original notes at the rate of 0.25% per year. The additional interest rate will continue until we have cured all registration defaults. The aggregate amount of the additional interest payable will in no event exceed .25% per annum.

     A registration default with respect to the original notes will occur if, among other things:

     - the exchange offer registration statement or shelf registration statement is not filed with the SEC on or prior to the 180th calendar day following the issue date of the original notes.

     - the exchange offer registration statement is not declared effective on or prior to the 240th calendar day after the issue date of the original note,

     - the exchange offer is not consummated or the shelf registration statement is not declared effective on or prior to the 270th calendar day following the issue date of the original notes, or

     - if a shelf registration statement is filed and declared effective, we fail to keep such registration statement continuously effective or usable for resales for the period required by the registration rights agreement due to certain circumstances relating to pending corporate developments, public filings with the SEC and similar events, or because the prospectus contains an untrue statement of material fact or omits to state a material fact required in order to make the statements therein not misleading, and such failure continues for more than 60 days in any 12-month period.

     If you desire to tender your original notes, you will be required to make to us the representations described under "The Exchange Offer -- Procedures for Tendering" and "Your Representations to Us" to participate in the exchange offer. In addition, we may require you to deliver information that we will use in connection with the shelf registration statement to have your original notes included in the shelf registration statement and benefit from the provisions regarding additional interest described in the preceding paragraphs. If you sell original notes under the shelf registration statement, you generally will:

     - be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers,

     - be subject to applicable civil liability provisions under the Securities Act in connection with those sales, and

     - be bound by the provisions of the registration rights agreement applicable to you.

     This description of the registration rights agreement is a summary only. For more information, you may read the provisions of the agreement, which we have filed with the SEC. See "How to Obtain More Information."

RANKING

     Structural Subordination. A substantial majority of our operations are conducted through our consolidated subsidiaries. Claims of creditors of these subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including holders of the notes. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred and minority stockholders or interest holders, as the case may be (if any) of our consolidated subsidiaries. As of March 31, 2001, after giving pro forma effect to the transfer of all of AT&T Wireless Group's assets and liabilities to AT&T Wireless Services, the total indebtedness of our consolidated subsidiaries would have been approximately $154 million, excluding trade payables, accrued operating expenses, deferred revenue, deferred income taxes and the interests of preferred and minority stockholders (if any) of our subsidiaries.

CERTAIN COVENANTS

     We have agreed to some restrictions on our activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the notes are outstanding. We have provided a list of certain definitions at the end of this section to define the capitalized words used in describing the covenants. In the covenants, all references to us mean AT&T Wireless Services only.

     Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure the notes equally and ratably with (or prior to) such Secured Indebtedness. However, we may incur Secured Indebtedness without securing the notes if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the aggregate amount of Attributable Debt then outstanding pursuant to Sale and Leaseback Transactions would not exceed 15% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured equally and ratably with the notes and Secured Indebtedness that is being repaid concurrently.

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless either

     - immediately thereafter, the sum of

       - the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into by us or a Restricted Subsidiary after April 26, 2000 (or, in the case of a Restricted Subsidiary, the date on which it became a Restricted Subsidiary, if later than April 26, 2000) and

       - the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as the notes does not exceed 15% of Consolidated Net Tangible Assets, or

     - an amount equal to the greater of

       - the net proceeds to us or a Restricted Subsidiary from such sale and

       - the Attributable Debt to be outstanding pursuant to such Sale and Leaseback Transaction, is used within 180 days to retire long-term debt of AT&T Wireless Services or a Restricted Subsidiary. However, debt which is subordinate to the notes or which is owed to AT&T Wireless Services or a Restricted Subsidiary may not be retired.

CERTAIN DEFINITIONS

     "Attributable Debt" means, as of the date of its determination, the present value (discounted semiannually at an interest rate implicit in the terms of the lease) of the obligation of a lessee for rental payments pursuant to any Sale and Leaseback Transaction (reduced by the amount of the rental obligations of any sublessee of all or part of the same property) during the remaining term of such Sale and Leaseback Transaction (including any period for which the lease relating thereto has been extended), such rental payments not to include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges and for contingent rates (such as those based on sales), provided, however, that in the case of any Sale and Leaseback Transaction in which the lease is terminable by the lessee upon the payment of a penalty, Attributable Debt shall mean the lesser of the present value of (i) the rental payments to be paid under such Sale and Leaseback Transaction until the first date (after the date of such determination) upon which it may be so terminated plus the then applicable penalty upon such termination and (ii) the rental payments required to be paid during the remaining term of such Sale and Leaseback Transaction (assuming such termination provision is not exercised).

     "Consolidated Net Tangible Assets" means the total assets of us and our Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

     "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by AT&T Wireless Services or any of its Subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to AT&T Wireless Services or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of .25% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which our Board of Directors determines is not of material importance to AT&T Wireless Services and its Restricted Subsidiaries taken as a whole, or in which the interest of AT&T Wireless Services and all its Subsidiaries does not exceed 50%.

     "Restricted Subsidiary" means any Subsidiary of AT&T Wireless Services which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of AT&T Wireless Services and all its Subsidiaries exceeds .25% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after April 26, 2000 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of AT&T Wireless Services or any Restricted Subsidiary. In addition, our Board of Directors may designate any other Subsidiary as a Restricted Subsidiary.

     "Sale and Leaseback Transaction" means any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Principal Property (whether such Principal Property is now owned or hereafter acquired) that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than three years; (ii) leases between us and a Restricted Subsidiary or between

Restricted Subsidiaries; and (iii) leases of Principal Property executed by the time of, or within 180 days after the latest of, the acquisition, the completion of construction or improvement (including any improvements on property which will result in such property becoming Principal Property), or the commencement of commercial operation of such Principal Property.

     "Secured Indebtedness" means:

     - indebtedness of us or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or

     - any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary but does not include any indebtedness secured by any lien or any conditional sale or other title retention agreement:

       - outstanding on April 26, 2000,

       - incurred or entered into after April 26, 2000 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction,

       - on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness,

       - owing to us or any other Restricted Subsidiary,

       - existing at the time a corporation becomes a Restricted Subsidiary,

       - incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions, and

       - replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

     "Subsidiary" means any corporation a majority of the Voting Shares of which are at the time owned or controlled, directly or indirectly, by us or by one or more Subsidiaries, or by us and one or more Subsidiaries.

     "Voting Shares" means as to shares of a particular corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.

CONSOLIDATION, MERGER OR SALE

     We have agreed not to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets to any person, unless

     - that person is authorized to acquire and operate our property and

     - the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the notes and the performance of every covenant in the indenture that we would otherwise have to perform.

MODIFICATION OF THE INDENTURE

     Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding notes consent to it. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

EVENTS OF DEFAULT

     When we use the term Event of Default in the indenture, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an Event of Default with respect to the notes occurs if --

     - we fail to pay the principal or any premium on any note when due

     - we fail to pay interest when due on any debt security for 90 days

     - we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding notes or

     - we or a court take certain actions relating to our bankruptcy, insolvency or reorganization for the benefit of our creditors

     A default under our other indebtedness will not be a default under the indenture.

     The trustee may withhold notice to the holders of notes of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an Event of Default described above or would be an Event of Default but for the giving of notice or the passage of time.

     If an Event of Default for the notes occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the notes may require us to repay immediately the entire principal of the notes.

     The holders of a majority of the aggregate principal amount of the notes can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, among other things, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the notes.

     Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the Trustee.

     We are not required to provide the trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes, then at our option:

     - we will be discharged from our obligations with respect to the notes or

     - we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

     If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes. Such holders may look only to such deposited funds or obligations for payment.

     We must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes.

                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL SECURITIES

     The original notes are, and the exchange notes will be, issued in the form of one or more global certificates, known as "global securities." The global securities will be deposited on the date of the acceptance for exchange of the original notes and the issuance of the exchange notes with, or behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

     Exchange notes that are issued as described below under "Issuance of Certificated Securities" will be issued in the form of registered definitive certificates, known as "certificated securities." Upon the transfer of certificated securities, such certificated securities may, unless the global securities have previously been exchanged for certificated securities, be exchanged for an interest in the global securities representing the principal amount of exchange notes being transferred.

     Persons holding interests in the global securities may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC.

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and holders of securities are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System,
(4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     Ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that some types of purchasers of exchange notes take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in exchange notes represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer the interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of exchange notes under the indenture or the global security.

     We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

     Payments with respect to the principal of, and premium, if any, and interest on, any exchange notes represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing the exchange notes under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the exchange notes, including the global securities, are registered as the owners of the exchange notes for the purpose of receiving payment on the exchange notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global securities will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

ISSUANCE OF CERTIFICATED SECURITIES

     If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the exchange notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to any series of exchange notes, then, upon surrender by DTC of the global securities, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

PROPOSED EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

     The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent resident within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be conditioned on the adoption of equivalent measures in non-European Union countries with significant financial centers (such as the United States) and in dependent or associated territories of certain member states. Pending agreement on the precise text of the directive, it is difficult to say what effect, if any, the adoption of the directive would have on the exchange notes or payments in respect thereof. Additional amounts, as described below, will not, in any event, be payable by us as a result of such directive.

PAYMENT OF ADDITIONAL AMOUNTS

     We will, subject to the exceptions and limitations set forth below, pay as additional interest on our notes such additional amounts as are necessary so that the net payment by us or a paying agent of the principal of and interest on our notes to a person that is not a United States Holder (as defined below), after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof of therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of our notes had no such withholding or deduction been required.

     Our obligation to pay additional amounts shall not apply:

          (1) to a tax, assessment or governmental charge that is imposed or withheld solely because the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder:

             (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

             (b) has a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

             (c) is or has been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

             (d) is or was a "10-percent shareholder" of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

          (2) to any holder that is not the sole beneficial owner of our notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

          (3) to a tax, assessment or governmental charge that is imposed or withheld solely because the holder or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of our notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (4) to a tax, assessment or governmental charge that is imposed other than by withholding by us or a paying agent from the payment;

          (5) to a tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

          (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

          (7) to any tax, assessment or other governmental charge any paying agent must withhold from any payment of principal or of interest on any note, if such payment can be made without such withholding by any other paying agent; or

          (8) in the case of any combination of the above items.

     Our notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "-- Redemption Upon a Tax Event," we do not have to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority.

     "United States Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (d) any other person whose income from a note is effectively connected with the conduct of a United States trade or business.

REDEMPTION UPON A TAX EVENT

     If (a) we become or will become obligated to pay additional amounts as described herein under the heading "-- Payment of Additional Amounts" as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after March 1, 2001, or (b) a taxing authority of the United States takes an action on or after the date of this offering memorandum, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, our notes on any interest payment date on not less than 30 nor more than 60 calendar days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under our notes. No redemption pursuant to (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading "-- Payment of Additional Amounts" and we shall have delivered to the trustee a certificate, signed by a duly authorized officer stating, that based on such opinion we are entitled to redeem our notes pursuant to their terms.

GOVERNING LAW

     The indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

NOTICES

     Notices to holders of our notes will be published in authorized newspapers in The City of New York, in London, and, if and so long as our notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and, if we are listed on the Luxembourg Exchange, in Luxembourg in a daily newspaper having a general circulation in Luxembourg, which is expected to be the Luxemburger Wort. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the material United States federal income tax consequences relating to the exchange of original notes for exchange notes in this exchange offer and the ownership and disposition of the exchange notes. This discussion is based upon, as of the date hereof, the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated or proposed thereunder, judicial decisions and current positions of the Internal Revenue Service contained in published revenue rulings, revenue procedures and announcements, all of which are subject to change either prospectively or retroactively, or are subject to different interpretations. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service as to any United States federal income tax consequences discussed below and there can be no assurances that the IRS will not take contrary positions.

     This discussion is limited to U.S. and Non-U.S. Holders who exchange original notes for exchange notes pursuant to this exchange offer and who hold the exchange notes as capital assets. This discussion does not deal with all aspects of United States federal income taxation that might be relevant to holders in light of their particular circumstances, nor does it address the tax consequences to holders subject to special treatment under the United States federal income tax laws, such as:

     - certain financial institutions;

     - insurance companies;

     - tax-exempt organizations;

     - dealers in securities or foreign currencies;

     - persons who hold the exchange notes as part of a hedge, conversion transaction, straddle or other integrated transaction;

     - U.S. Holders whose functional currency is not the United States dollar;

     - partnerships or other entities classified as partnerships for United States federal income tax purposes; and

     - persons subject to the alternative minimum tax.

     This discussion does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes:

     - a citizen or resident of the United States;

     - a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source;

     - a trust that either is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

     - not otherwise a U.S. Holder but whose income from a note is effectively connected with the holder's conduct of a trade or business in the United States.

     The term U.S. Holder also includes certain former citizens of the United States.

     As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder for United States federal income tax purposes.

THE EXCHANGE OFFER

     An exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. Consequently, U.S. Holders and Non-U.S. Holders will not recognize any taxable gain or loss as a result of exchanging original notes for exchange notes pursuant to this exchange offer. The holding period of the exchange notes will include the holding period of the original notes and the tax basis in the exchange notes will be the same as the basis in the original notes immediately before the exchange.

TAX CONSEQUENCES TO U.S. HOLDERS

     Treatment of Interest

     Interest on an exchange note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes.

     Sale, Exchange or Retirement of Exchange Notes

     In general, upon the sale, exchange, retirement or other taxable disposition of an exchange note, a U.S. Holder will recognize taxable gain or loss equal to the difference between:

          (1) the amount of cash and the fair market value of other property received in the sale, exchange, retirement or other taxable disposition (not including any amount attributable to accrued but unpaid interest on the exchange note) (the "amount realized"); and

          (2) the U.S. Holder's adjusted tax basis in such exchange note.

     Any portion of the amount realized that is attributable to accrued but unpaid interest will be treated as ordinary interest income. Please read the discussion under the heading "Treatment of Interest" above.

     Gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of an exchange note will be capital gain or loss. The gain or loss will be long-term capital gain or loss, if the exchange note has been held for more than twelve (12) months. The deductibility of capital losses is subject to certain limitations.

     Backup Withholding and Information Reporting

     Information returns will be filed with the Internal Revenue Service in connection with payments on the exchange notes and the proceeds from a sale or other disposition of the exchange notes. A U.S. Holder will not be subject to a 31% backup withholding tax on these payments if the U.S. Holder provides its taxpayer identification number to the paying agent and complies with certain certification procedures or is otherwise exempt from backup withholding. The amount of any backup withholding withheld from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

     Treatment of Interest

     Subject to the discussion below concerning backup withholding, payments of interest on the exchange notes to any Non-U.S. Holder will not be subject to United States federal income tax, or 30% withholding, provided that:

          (i) the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States,

          (ii) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

          (iii) the Non-U.S. Holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership, and

          (iv) the certification requirements required to claim the portfolio interest exemption set forth in Section 871(h) or Section 881(c) of the Code have been fulfilled with respect to the beneficial owner. Generally, to satisfy the certification requirements set forth in Section 871(h) or
     Section 881(c) of the Code, the beneficial owner of an exchange note must certify on Internal Revenue Service Form W-8BEN, under penalties of perjury, that the Non-U.S. Holder is not a United States person.

     Sale, Exchange or Retirement of Exchange Notes

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of an exchange note will not be subject to United States federal income tax on any gain realized on the sale, exchange, retirement or other taxable disposition of an exchange note unless (i) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met or (ii) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

     Backup Withholding and Information Reporting

     Information returns will be filed with the Internal Revenue Service in connection with payments on the exchange notes and the proceeds from a sale, exchange, retirement or other taxable disposition of the exchange notes. In order to avoid information reporting and backup withholding tax requirements, a Non-U.S. Holder of an exchange note may have to comply with certification procedures to establish that the Non-U.S. Holder is not a United States person. The certification procedures required to claim the portfolio interest exemption described under the heading "Treatment of Interest" generally will satisfy the certification requirements necessary to avoid the 31% backup withholding tax as well. The amount of any backup withholding tax withheld from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, if:

     - you acquire exchange notes in the ordinary course of your business, and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange notes.

     We believe that you may not transfer exchange notes issued in the exchange offer without further compliance with such requirements or an exemption from such requirements if you are:

     - our affiliate within the meaning of Rule 405 under the Securities Act, or

     - a broker-dealer that acquired original notes as a result of market-making or other trading activities.

     The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

     If you wish to exchange your original notes for exchange notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Procedures for Tendering" and "Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such exchange notes. A broker-dealer may use this prospectus, as we may amend or supplement it, in connection with these resales. We have agreed that, for a period of 240 days after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

     - in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the exchange notes, or

     - a combination of such methods of resale.

     The prices at which these sales occur may be:

     - at market prices prevailing at the time of resale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an underwriter within the meaning of the Securities Act. Any profit on any resale of exchange notes and any commission or concessions received by any such persons maybe deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For 240 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including certain expenses of counsel for the holders of the original notes, other than commissions or concessions of any broker-dealer. The initial purchasers of the original notes will reimburse us for certain of these expenses. We also have agreed to indemnify the holders of the original notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                  TRANSFER RESTRICTIONS ON THE ORIGINAL NOTES

     The original notes were not registered under the Securities Act. Accordingly, we offered and sold the original notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

     - to qualified institutional buyers under Rule 144A under the Securities Act, or

     - to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

     You may not offer or sell those original notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                 LEGAL MATTERS

     The validity of the notes being offered hereby will be passed upon for AT&T Wireless Services by Gregory P. Landis, Senior Vice President and General Counsel, AT&T Wireless Services. As of July 30, 2001, Mr. Landis was the beneficial owner of approximately 229,224 shares of our common stock and had options to purchase additional shares of our common stock.

                                    EXPERTS

     The audited financial statements and the financial statement schedule incorporated in this S-4 Registration Statement by reference to the Prospectus filed pursuant to Rule 424(b)(1) on July 9, 2001 (No. 333-60472), except as they relate to Vanguard Cellular Systems, Inc. and its subsidiaries, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Vanguard Cellular Systems, Inc., and its subsidiaries, by Arthur Andersen LLP, independent public accountants, whose reports thereon are incorporated by reference. Such financial statements have been so incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Information...........    1
Where You Can Find More Information...    3
Prospectus Summary....................    5
Summary of the Exchange Offer.........    6
The Exchange Agent....................    9
The Exchange Notes....................    9
Risk Factors..........................   11
Private Placement.....................   22
Use of Proceeds.......................   22
Ratio of Earnings to Fixed Charges....   22
Capitalization........................   23
Selected Historical Financial Data....   24
The Exchange Offer....................   26
Description of Notes..................   35
Book Entry; Delivery and Form.........   42
United States Federal Income Tax
  Considerations......................   47
Plan of Distribution..................   49
Transfer Restrictions on the Original
  Notes...............................   51
Legal Matters.........................   51
Experts...............................   51

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                          AT&T WIRELESS SERVICES, INC.
                           -------------------------
                             OFFER TO EXCHANGE ITS
                          7.350% SENIOR NOTES DUE 2006
                          7.875% SENIOR NOTES DUE 2011
                          8.750% SENIOR NOTES DUE 2031
                      THAT HAVE BEEN REGISTERED UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          7.350% SENIOR NOTES DUE 2006
                          7.875% SENIOR NOTES DUE 2011
                          8.750% SENIOR NOTES DUE 2031
                         THAT WERE ISSUED AND SOLD IN A
                      TRANSACTION EXEMPT FROM REGISTRATION
                      UNDER THE SECURITIES ACT OF 1933, AS
                                    AMENDED
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                           , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that, except when such person is bringing action against us to recover an unpaid claim of indemnification, we shall indemnify any such person seeking indemnification in connection with a proceeding, or part thereof, initiated by such person only if such proceeding, or part thereof, was authorized by our board of directors. Our certificate of incorporation also provides that we shall pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising before any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its stockholders,

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - payments of unlawful dividends or unlawful stock repurchases or redemptions, or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law as amended from time to time, for liability

     - for any breach of the director's duty of loyalty to us or our stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or

     - for any transaction from which the director derived an improper personal benefit.

     Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise before such amendment or repeal.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     Reference is made to the Exhibit Index on page E-1.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 7th day of August, 2001.

                                          AT&T Wireless Services, Inc.

                                          By:      /s/ JOHN D. ZEGLIS
                                            ------------------------------------
                                              Name: John D. Zeglis
                                              Title: Chairman, President and
                                                     Chief
                                                     Executive Officer

     Each person whose signature appears below hereby constitutes and appoints John D. Zeglis and Joseph McCabe Jr. and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and any and all additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below and on August 7, 2001.

                     SIGNATURE                                             TITLE
                     ---------                                             -----
                /s/ JOHN D. ZEGLIS                      Chairman of the Board, President and Chief
---------------------------------------------------   Executive Officer (Principal Executive Officer)
                  John D. Zeglis

              /s/ JOSEPH MCCABE, JR.                 Executive Vice President, Chief Financial Officer
---------------------------------------------------    (Principal Financial and Accounting Officer)
                Joseph McCabe, Jr.

               /s/ WALTER Y. ELISHA                                      Director
---------------------------------------------------
                 Walter Y. Elisha

                /s/ DONALD V. FITES                                      Director
---------------------------------------------------
                  Donald V. Fites

                /s/ RALPH S. LARSEN                                      Director
---------------------------------------------------
                  Ralph S. Larsen

                /s/ JOHN W. MADIGAN                                      Director
---------------------------------------------------
                  John W. Madigan

                 /s/ NOBUHARU ONO                                        Director
---------------------------------------------------
                   Nobuharu Ono

                     SIGNATURE                                             TITLE
                     ---------                                             -----
                  /s/ WAYNE PERRY                                        Director
---------------------------------------------------
                    Wayne Perry

                 /s/ A. BARRY RAND                                       Director
---------------------------------------------------
                   A. Barry Rand

              /s/ CAROLYN M. TICKNOR                                     Director
---------------------------------------------------
                Carolyn M. Ticknor

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   4.1    Indenture, dated as of March 6, 2001, between AT&T Wireless
          Services, Inc. and The Bank of New York, as trustee (filed as Exhibit 4.5 to Registration Statement on Form S-1/A
          (Commission file No. 333-59174), filed June 11, 2001, and
          incorporated herein by reference)
   4.2    Registration Rights Agreement between AT&T Wireless
          Services, Inc., AT&T Corp. and the Initial Purchasers, dated
          March 1, 2001 (filed as Exhibit 10.11 to Registration
          Statement on Form S-1/A (Commission file No. 333-59174),
          filed June 11, 2001, and incorporated herein by reference)
   4.3    Specimen certificate for 7.350% Senior Notes due March 1,
          2006, 7.875% Senior Notes due March 1, 2011 and 8.750%
          Senior Notes due March 1, 2031 (filed as Exhibit A within
          Exhibit 4.5 to Registration Statement on Form S-1/A
          (Commission file No. 333-59174), filed June 11, 2001, and
          incorporated herein by reference)
   4.4    Form of Exchange Note due 2006
   4.5    Form of Exchange Note due 2011
   4.6    Form of Exchange Note due 2031
   5.1    Opinion of counsel as to legality of the Notes issued by
          AT&T Wireless Services, Inc.
   8.1    Opinion of Perkins Coie LLP, special tax counsel, as to
          certain federal income tax matters
  12.1    Computation of ratio of earnings to fixed charges
  23.1    Consent of PricewaterhouseCoopers LLP
  23.2    Consent of Arthur Andersen LLP
  23.2    Consent of counsel (included in Exhibit 5.1)
  23.3    Consent of Perkins Coie LLP (included in Exhibit 8.1)
  24.1    Power of Attorney (contained on signature page)
  25.1    Form T-1 Statement of Eligibility of The Bank of New York to
          act as trustee under the Indenture
  99.1    Form of Letter of Transmittal
  99.2    Form of Notice of Guaranteed Delivery
  99.3    Form of Letter to DTC Participants
  99.4    Form of Letter to Clients

     All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.